Exhibit 99.1
Reynolds Consumer Products Reports Fourth Quarter and
Fiscal Year 2022 Financial Results
Three of Four Segments Report Record Quarterly Profit
Comprehensive Recovery Plan Launched for Reynolds Cooking & Baking
Anticipate Return to Pre-Pandemic Profitability in 2023
LAKE FOREST, IL, February 8, 2023 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (“Reynolds,” “RCP” or the “Company”) (Nasdaq: REYN) today reported financial results for the fourth quarter and fiscal year ended December 31, 2022.
Fiscal Year 2022 Highlights
•Net Revenues of $3,817 million, up 7% over prior year net revenues
•Net Income of $258 million; Adjusted Net Income of $269 million
•Adjusted EBITDA of $546 million
•Earnings Per Share of $1.23; Adjusted Earnings Per Share of $1.28
Net revenues increased 7% as pricing more than offset a volume decline driven primarily by price elasticity and increased activity outside the home. Net income decreased 20% versus the prior year, while Adjusted EBITDA decreased 9%, due to lower volume and higher advertising costs, partially offset by the timing of pricing actions to recover increased material, manufacturing and logistics costs.
“We reported another year of record net revenues and enter 2023 with increased market share and consumption levels well above pre-pandemic levels in multiple categories,” said Lance Mitchell, President and Chief Executive Officer. “We are encouraged by three of four segments’ recovery to pre-pandemic profitability and record profits in the fourth quarter. However, Reynolds Cooking & Baking performance was disappointing due to a combination of operational inefficiencies and lower volume. We are working to mitigate the impact of these challenges and have launched a comprehensive plan to improve Reynolds Cooking & Baking operations and performance, including organizational changes, redesign of equipment reliability practices and new initiatives aimed at driving operational excellence. We expect our execution of this plan to contribute to our anticipated return to pre-pandemic profitability over the course of 2023.”
Fourth Quarter 2022 Highlights
•Net Revenues of $1,089 million, up 7% over Q4 prior year net revenues
•Net Income of $107 million; Adjusted Net Income of $111 million
•Adjusted EBITDA of $200 million
•Earnings Per Share of $0.51; Adjusted Earnings Per Share of $0.53
Net revenues also increased 7% in the quarter as pricing more than offset a volume decline driven primarily by price elasticity and increased activity outside the home. Net income increased by 2% versus the same prior year period. Adjusted EBITDA increased by 10%, driven by implementation of pricing actions in response to higher costs partially offset by the impact of lower volume, most prominently in Reynolds Cooking & Baking where we lapped the impact of prior year retailer inventory replenishment as well as higher manufacturing and material costs.

Reynolds Cooking & Baking
•Net revenues decreased $14 million, or 3%
•Adjusted EBITDA decreased $43 million, or 49%
Net revenues decreased 3%, driven by lower volume, partially offset by higher pricing in response to cost increases. Adjusted EBITDA decreased 49% driven by lower volume and increases in material and manufacturing costs.
Volume decreased 10% driven by lower household foil consumption as well as lapping of retailer inventory replenishment in the fourth quarter of 2021.
Reynolds Wrap gained additional market share in the fourth quarter as features and displays increased, promotions to key price points continued and price gaps to private label narrowed. The Reynolds brand also maintained higher share in adjacent categories such as oven bags and slow cooker liners during the quarter and continued to benefit from product innovations, including Reynolds Kitchens Air Fryer liners.
Reynolds Cooking & Baking earnings were impacted negatively by additional unplanned equipment downtime, which in turn, increased manufacturing costs and required supplemental purchases of milled aluminum at a premium to our costs. Lower household foil consumption together with higher cost aluminum also contributed to the earnings decrease.
In response, we have developed and launched a comprehensive and well-resourced plan to maintain commercial momentum and reduce operational impediments to achieve the recovery of historical levels of profitability.
Hefty Waste & Storage
•Net revenues increased $9 million, or 4%
•Adjusted EBITDA increased $26 million, or 57%
Net revenues increased 4%, driven by higher pricing in response to cost increases, partially offset by lower volume. Adjusted EBITDA increased 57%, reflecting the timing of pricing actions relative to cost increases and the execution of cost savings initiatives partially offset by the impact of lower volume.
Volume decreased 5% driven by price elasticity and increased consumer activity outside the home.
Hefty waste bags gained share in the quarter and for the year, and waste bag usage continued well above 2019 levels as consumers continued cooking and working more at home as compared to 2019. Innovation remained a major driver of share gains including the launch of Hefty 4 & 8-gallon drawstring trash bags with new Fabuloso® Lavender and Ocean Water scents and Hefty Fabuloso® Lavender products gained additional points of distribution in the quarter.
Hefty Slider trends improved in the quarter with increased advertising and innovation, including the national launch of Hefty Storage half gallon and calendar bags in the e-commerce channel, contributing to the improvement.
Hefty Tableware
•Net revenues increased $65 million, or 28%
•Adjusted EBITDA increased $29 million, or 88%
Net revenues increased 28%, primarily driven by higher pricing in response to cost increases. Adjusted EBITDA increased 88% driven by timing of pricing actions and execution of cost savings initiatives.
Volume increased 1% driven by Hefty disposable plates and continued strength in the club channel.
Hefty Tableware gained brand share of disposable tableware in the quarter and for the year, driven by Hefty disposable plates, innovation and implementing additional pricing in the quarter. Hefty ECOSAVE™ remained a major contributor to growth, gaining additional distribution, and Hefty Compostable Printed Plates continued delivering strong initial results.

Presto Products
•Net revenues increased $12 million, or 8%
•Adjusted EBITDA increased $13 million, or 76%
Net revenues increased 8%, driven by higher pricing in response to cost increases and volume growth. Adjusted EBITDA increased 76% driven by timing of pricing actions, higher volume and the impact of cost reduction initiatives.
Volume increased 3% driven by increased consumption and share of private label food bags.
Presto gained additional share of private label food bags in the quarter and for the year, and new products remained a major contributor of growth.
Balance Sheet and Cash Flow Highlights
At December 31, 2022, our cash and cash equivalents were $38 million, and our outstanding debt was $2,091 million, resulting in net debt of $2,053 million. Capital expenditures were $128 million for the year ended December 31, 2022 compared to $141 million in the prior year.
First Quarter and Fiscal Year 2023 Outlook
The Company announced its fiscal year and first quarter outlook for 2023 as follows:

Fiscal Year 2023 Outlook
Net revenues	Flat +/- 1% growth
Net income⁽¹⁾	$274 to $296 million
Adjusted EBITDA	$605 to $635 million
Earnings per share⁽¹⁾	$1.30 to $1.41
Net debt	$1.8 to $1.9 billion

Q1 2023 Outlook
Net revenues	Flat +/- 1% growth
Net income⁽¹⁾	$12 to $20 million
Adjusted EBITDA	$75 to $85 million
Earnings per share⁽¹⁾	$0.06 to $0.09
(1)The Company is not providing projected adjusted net income or adjusted earnings per share, as it does not anticipate using or presenting such non-GAAP metrics in these periods.
Commodity rates are assumed to be relatively stable versus end of January levels.
We expect to further recover pre-pandemic profitability in 2023 driven by continued solid performance for Hefty Waste & Storage, Hefty Tableware and Presto and improving performance for Reynolds Cooking & Baking over the course of the year.
The carryover of higher cost aluminum and the impact of operational inefficiencies in Reynolds Cooking & Baking into 2023, as well as volume comparisons, is expected to be a significant drag on our first quarter results, resulting in a decline in projected consolidated profitability compared to the prior year period.
“Our Hefty Waste & Storage, Hefty Tableware and Presto segments’ fourth quarter results demonstrate our progress recovering pre-pandemic profitability, and we expect continued price discipline and additional Reyvolution cost savings to contribute to further margin expansion in 2023,” said Michael Graham, Chief Financial Officer. “We anticipate our well-resourced plan for improving Reynolds Cooking & Baking operations to yield substantial improvement in segment profitability over the course of the year. We also expect to drive additional cash flow and deleverage in 2023 on the basis of earnings growth, improved balance sheet efficiency and continued capital spending discipline.”

Quarterly Dividend
The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share. The Company expects to pay this dividend on February 28, 2023, to shareholders of record as of February 14, 2023.
Conference Call and Webcast Presentation
The Company will host a conference call to discuss the financial results at 7:00 a.m. Central Time (8:00 a.m. Eastern Time) today. The dial-in for the conference call is (877) 423-9813 (toll-free) or +1 (201) 689-8573 (international).
A simultaneous webcast and all related earnings materials will be available on the Company’s website at https://investors.reynoldsconsumerproducts.com. A replay of the webcast will be available.
About Reynolds Consumer Products Inc.
Reynolds Consumer Products is a leading provider of household products that simplify daily life so consumers can enjoy what matters most. With a presence in 95% of households across the United States, Reynolds produces and sells products that people use in their homes across three broad categories: cooking, waste and storage, and disposable tableware. Reynolds’ iconic products include Reynolds Wrap® aluminum foil, Hefty® trash bags, and adjacent product lines that make family life easier. RCP also produces dedicated store brands which are strategically important to retail customers. Overall, RCP holds the No. 1 or No. 2 U.S. market share position in the majority of product categories it serves. For more information, visit https://investors.reynoldsconsumerproducts.com.
Forward Looking Statements
This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our first quarter and fiscal year 2023 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “intends,” “outlook,” “forecast”, “position”, “committed,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “model”, “assumes,” “confident,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth, management of costs and other disruptions and other strategies, and anticipated trends in our business, including expected levels of commodity costs and volume. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K.
For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Investor Contact
Mark Swartzberg
Mark.Swartzberg@reynoldsbrands.com
(847) 482-4081
Media Contact
Jessica Liddell
ReynoldsPR@icrinc.com
(203) 682-8200

Reynolds Consumer Products Inc.
Consolidated Statements of Income
(amounts in millions, except for per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net revenues	$1,065	$989	$3,716	$3,445
Related party net revenues	24	32	101	111
Total net revenues	1,089	1,021	3,817	3,556
Cost of sales	(843)	(793)	(3,041)	(2,745)
Gross profit	246	228	776	811
Selling, general and administrative expenses	(77)	(75)	(340)	(320)
Other expense, net	(4)	(2)	(22)	(13)
Income from operations	165	151	414	478
Interest expense, net	(28)	(12)	(76)	(48)
Income before income taxes	137	139	338	430
Income tax expense	(30)	(34)	(80)	(106)
Net income	$107	$105	$258	$324
Earnings per share
Basic	$0.51	$0.50	$1.23	$1.54
Diluted	$0.51	$0.50	$1.23	$1.54
Weighted average shares outstanding:
Basic	209.9	209.8	209.8	209.8
Diluted	209.9	209.8	209.9	209.8

Reynolds Consumer Products Inc.
Consolidated Balance Sheets
As of December 31
(amounts in millions, except for per share data)

	2022	2021
Assets
Cash and cash equivalents	$38	$164
Accounts receivable, net	348	316
Other receivables	15	12
Related party receivables	7	10
Inventories	722	583
Other current assets	41	19
Total current assets	1,171	1,104
Property, plant and equipment, net	722	677
Operating lease right-of-use assets, net	65	55
Goodwill	1,879	1,879
Intangible assets, net	1,031	1,061
Other assets	61	36
Total assets	$4,929	$4,812
Liabilities
Accounts payable	$252	$261
Related party payables	46	38
Current portion of long-term debt	25	25
Current operating lease liabilities	$14	$11
Income taxes payable	$14	$1
Accrued and other current liabilities	145	148
Total current liabilities	496	484
Long-term debt	2,066	2,087
Long-term operating lease liabilities	53	46
Deferred income taxes	365	351
Long-term postretirement benefit obligation	34	50
Other liabilities	47	38
Total liabilities	$3,061	$3,056
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 210 shares issued and outstanding	—	—
Additional paid-in capital	1,385	1,381
Accumulated other comprehensive income	52	10
Retained earnings	431	365
Total stockholders' equity	1,868	1,756
Total liabilities and stockholders' equity	$4,929	$4,812

Reynolds Consumer Products Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31
(amounts in millions)

	2022	2021
Cash provided by operating activities
Net income	$258	$324
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	117	109
Deferred income taxes	1	22
Stock compensation expense	5	4
Change in assets and liabilities:
Accounts receivable, net	(31)	(24)
Other receivables	(3)	(3)
Related party receivables	3	(2)
Inventories	(139)	(165)
Accounts payable	(14)	71
Related party payables	8	(3)
Income taxes payable	13	(7)
Accrued and other current liabilities	1	(15)
Other assets and liabilities	—	(1)
Net cash provided by operating activities	219	310
Cash used in investing activities
Acquisition of property, plant and equipment	(128)	(141)
Net cash used in investing activities	(128)	(141)
Cash used in financing activities
Repayment of long-term debt	(25)	(125)
Dividends paid	(192)	(192)
Net cash used in financing activities	(217)	(317)
Cash and cash equivalents:
Decrease in cash and cash equivalents	(126)	(148)
Balance as of beginning of the year	164	312
Balance as of end of the year	$38	$164

Cash paid:
Interest - long-term debt	68	41
Income taxes	64	91

Reynolds Consumer Products Inc.
Segment Results
(amounts in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated(1)	Total
Revenues
Three Months Ended December 31, 2022	$398	$242	$297	$156	$(4)	$1,089
Three Months Ended December 31, 2021	412	233	232	144	—	1,021
Year Ended December 31, 2022	1,287	946	1,000	604	(20)	3,817
Year Ended December 31, 2021	1,314	884	815	564	(21)	3,556
Adjusted EBITDA
Three Months Ended December 31, 2022	45	72	62	30	(9)	200
Three Months Ended December 31, 2021	88	46	33	17	(3)	181
Year Ended December 31, 2022	142	207	134	96	(33)	546
Year Ended December 31, 2021	255	173	137	69	(33)	601
(1)The unallocated net revenues include elimination of intersegment revenues and other revenue adjustments. The unallocated Adjusted EBITDA represents the combination of corporate expenses which are not allocated to our segments and other unallocated revenue adjustments.
Components of Change in Net Revenues for the Three Months Ended December 31, 2022 vs. the Three Months Ended December 31, 2021

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	7%	(10)%	(3)%
Hefty Waste & Storage	9%	(5)%	4%
Hefty Tableware	27%	1%	28%
Presto Products	5%	3%	8%
Total RCP	11%	(4)%	7%
Components of Change in Net Revenues for the Year Ended December 31, 2022 vs. the Year Ended December 31, 2021

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	12%	(14)%	(2)%
Hefty Waste & Storage	10%	(3)%	7%
Hefty Tableware	19%	4%	23%
Presto Products	11%	(4)%	7%
Total RCP	13%	(6)%	7%

Use of Non-GAAP Financial Measures
We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share,” and “Net Debt” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude IPO and separation-related costs, as well as other non-recurring costs. We define Adjusted Net Income and Adjusted Earnings Per Share (“Adjusted EPS”) as Net Income and Earnings Per Share (“EPS”) calculated in accordance with GAAP, plus IPO and separation-related costs, and other non-recurring costs.  We define Net Debt as the current portion of long-term debt plus long-term debt less cash and cash equivalents.
We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as supplemental measures to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity. Accordingly, we believe presenting these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.
Guidance for fiscal year and first quarter 2023, where adjusted, is provided on a non-GAAP basis. The Company cannot reconcile its expected Net Debt at December 31, 2023 to expected total debt without reasonable effort because certain items that impact total debt and other reconciling measures are out of the Company’s control and/or cannot be reasonably predicted at this time, to which unavailable information could have a significant impact on the Company’s GAAP financial results.
Please see reconciliations of Non-GAAP measures used in this release (with the exception of our December 31, 2023 Net Debt outlook, as described above) to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Products Inc.
Reconciliation of Net Income to Adjusted EBITDA
(amounts in millions)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
Net income – GAAP	$107	$105	$258	$324
Income tax expense	30	34	80	106
Interest expense, net	28	12	76	48
Depreciation and amortization	30	27	117	109
IPO and separation-related costs (1)	3	3	12	14
Other	2	—	3	—
Adjusted EBITDA (Non-GAAP)	$200	$181	$546	$601
(1)Reflects costs related to the IPO process, as well as costs related to our separation to operate as a stand-alone public company. These costs are included in Other expense, net in our consolidated statements of income.
Reynolds Consumer Products Inc.
Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS
(amounts in millions, except per share data)

	Three Months Ended December 31, 2022			Three Months Ended December 31, 2021
	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$107	210	$0.51	$105	210	$0.50
Adjustments:
IPO and separation-related costs (1)	2	210	0.01	2	210	0.01
Other (1)	2	210	0.01	—	—	—
Adjusted (Non-GAAP)	$111	210	$0.53	$107	210	$0.51
(1)Amounts are after tax, calculated using a tax rate of 22.2% and 24.3% for the three months ended December 31, 2022 and 2021, respectively, which is our effective tax rate for the periods presented.

	Year Ended December 31, 2022			Year Ended December 31, 2021
	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$258	210	$1.23	$324	210	$1.54
Adjustments:
IPO and separation-related costs (1)	9	210	0.04	11	210	0.05
Other (1)	2	210	0.01	—	—	—
Adjusted (Non-GAAP)	$269	210	$1.28	$335	210	$1.59
(1)Amounts are after tax, calculated using a tax rate of 23.6% and 24.6% for the years ended December 31, 2022 and 2021, respectively, which is our effective tax rate for the periods presented.

Reynolds Consumer Products Inc.
Reconciliation of Net Debt to Total Debt
(amounts in millions)

As of December 31, 2022

Current portion of long-term debt	$25
Long-term debt	2,066
Total debt	2,091
Cash and cash equivalents	(38)
Net debt (non-GAAP)	$2,053
Reynolds Consumer Products Inc.
Reconciliation of Q1 2023 and FY2023 Net Income Guidance to Adjusted EBITDA Guidance
(amounts in millions)

	Three Months Ended March 31, 2023		Year Ended December 31, 2023
	Low	High	Low	High
Net income (GAAP)	$12	$20	$274	$296
Income tax expense	4	6	91	99
Interest expense, net	30	30	120	120
Depreciation and amortization	29	29	120	120
Adjusted EBITDA	$75	$85	$605	$635